                                                                  Exhibit 99.1

For Immediate Release
----------------------
November 20, 2003



              NORDSTROM THIRD QUARTER EARNINGS INCREASE 147 PERCENT
              -----------------------------------------------------

   SEATTLE - November 20, 2003 - Nordstrom, Inc. (NYSE: JWN) today reported net earnings of $45.5 million, or $0.33 per diluted share, for the third quarter of 2003, which ended November 1, 2003. For the same period last year, net earnings and earnings per diluted share were $18.4 million and $0.14, respectively.
   On a comparable 4-5-4 basis, net sales for the third quarter of 2003 increased 9.8 percent, to $1.4 billion, compared to sales of $1.3 billion in the same period last year. Third quarter 2003 same-store sales increased 5.0 percent.

THIRD QUARTER HIGHLIGHTS
   Earnings increased 147 percent in the third quarter compared to the same quarter last year, as the company continues to focus on improving merchandising assortments, inventory productivity and expense management. The better-than-expected performance reflected continued operating improvements consistent with the company's key strategic initiatives.

    - Same-store sales increased 5.0 percent, better than the company's plan of a low single digit increase.

    - Gross profit improved due to a combination of strong sales and lower-than-plan markdowns.

    - Selling, general and administrative expense dollars were as expected for the quarter; sales leverage resulted in significant expense rate improvement.

YEAR-TO-DATE RESULTS
   Year-to-date net earnings and earnings per share for the period ended November 1, 2003, were $138.5 million and $1.01, respectively, compared to net earnings and earnings per share of $30.2 million and $0.22 for the same period in 2002. Excluding $71.0 million (net of tax) in non-recurring and impairment charges(1), year-to-date 2002 net earnings and earnings per diluted share were $101.2 million and $0.75, respectively.
   On a comparable 4-5-4 basis, year-to-date net sales of $4.5 billion increased 7.2 percent from the same period in 2002. Year-to-date same store sales increased 2.6 percent.

GAAP SALES PERFORMANCE
	   The additional information provided in this section is to comply with the
Securities and Exchange Commission's Regulation G.  The Company converted to a
4-5-4 Retail Calendar at the beginning of 2003.  This change in the fiscal calendar has resulted in differences in the number of
days included in the current period versus the same period in the prior year.
Sales performance numbers included in this release have been calculated on a comparative 4-5-4 basis.  The Company believes that adjusting for these differences provides a more comparable basis (4-5-4 vs. 4-5-4) from which to evaluate sales performance.  The following reconciliation bridges 2002 GAAP sales to the 4-5-4 comparable sales.

                                                         Dollar         % Change      % Change
Sales Reconciliation ($M)      QTD 2003  QTD 2002       Increase       Total Sales    Comp Sales
                               --------  --------      ----------      -----------    ----------
        Number of Days GAAP          91        92
                 GAAP Sales    $1,420.6  $1,323.2           $97.4             7.4%          2.5%
  Less Aug. 1-3, 2002 sales           -    ($72.9)
  Plus Nov. 1-2, 2002 sales           -     $43.2
       Reported 4-5-4 sales    $1,420.6  $1,293.5          $127.1             9.8%          5.0%
                               ========  ========
        4-5-4 Adjusted Days          91        91

                                                         Dollar         % Change      % Change
Sales Reconciliation ($M)      YTD 2003  YTD 2002       Increase       Total Sales    Comp Sales
                               --------  --------      ----------      -----------    ----------
        Number of Days GAAP         274       273
                 GAAP Sales    $4,559.1  $4,224.5          $334.6             7.9%          2.9%
          Less Feb. 1, 2003      ($18.2)        -
  Less Feb. 1-2, 2002 sales           -    ($30.4)
  Plus Nov. 1-2, 2002 sales           -     $43.2
       Reported 4-5-4 sales    $4,540.9  $4,237.3          $303.6             7.2%          2.6%
                               ========  ========
        4-5-4 Adjusted Days         273       273

EXPANSION UPDATE
   During the third quarter of 2003 Nordstrom opened four stores: two full-line stores, one in Austin, Texas, and the other in Richmond, Va. and two Rack stores in Chicago, Ill. and Ft. Lauderdale, Fla. The final new store planned for this year was opened November 14th in Wellington Green, Fla. Gross square footage for the year is expected to increase approximately 4.0 percent, from 18,428,000 to 19,131,000.

2003 OUTLOOK
   The Company is providing the following 2003 forecasts:

                                                  4th Quarter 2003        Full-Year 2003
                                                  ----------------        --------------
   Comp-store Sales                               Increase 2-4%           Increase 1-3%
   Gross Profit (%)                               Moderate improvement    Moderate improvement
   Selling, General and
      Administrative Expense (%)                  Moderate improvement    Moderate improvement
   Service Charge Income                          Increase $1-2 million   Increase $12-14 million
   Interest Expense                               Decrease $2-4 million   Increase $8-10 million
   Effective Tax Rate                             39%                     39%
   Earnings per Share                             $0.54 - $0.58           $1.55 - $1.59


CONFERENCE CALL INFORMATION:

   Company management will be hosting a conference call and webcast to discuss third quarter results at 4:15pm (EDT) today. Access to the conference call is open to the press and general public in a listen only mode. To participate, please dial, 212-547-0138 ten minutes prior to the call (passcode: NORD). A telephone replay will be available for 48 hours beginning approximately one hour after the conclusion of the call by dialing 800-839-4564. Interested parties may also access the call over the Internet by visiting the Investor Relations section of the company's corporate website at http://about.nordstrom.com/aboutus/investor/webcasts.asp. An archived version of the webcast will be available at this location for 30 days.

   Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 148 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, Nordstrom today operates 92 full-line stores, 49 Nordstrom Racks, five U.S. Faconnable boutiques, one freestanding shoe store, and one clearance store. Nordstrom also operates 31 international Faconnable boutiques, primarily in Europe. Additionally, Nordstrom Direct serves customers through its online presence at http://www.nordstrom.com and through its direct mail catalogs.

   Certain statements in this news release contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of
1995) that involves risks and uncertainties, including anticipated results, store openings and distribution channels, planned capital expenditures, and trends in company operations. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, the company's ability to predict fashion trends, consumer apparel buying patterns, the company's ability to control costs, weather conditions, hazards of nature such as earthquakes and floods, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, employee relations, the company's ability to continue its expansion plans, and the impact of economic and competitive market forces, including the impact of terrorist activity or the impact of a war on the company, its customers and the retail industry. Our SEC reports may contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide.

                                     NORDSTROM, INC.
                   CONSOLIDATED STATEMENTS OF EARNINGS - 3rd Quarter
                  --------------------------------------------------
      (unaudited; amounts in thousands, except per share data and percentages)

                                       Quarter    % of sales     Quarter     % of sales
                                         ended    (except as       ended     (except as
                                       11/1/03     indicated)   10/31/02      indicated)
                                        ------     ---------      ------      ---------
Net sales                           $1,420,610       100.0     $1,323,201       100.0
Cost of sales and related buying
  & occupancy                         (911,314)      (64.1)      (872,154)      (65.9)
                                     ---------                  ---------
Gross profit                           509,296        35.9        451,047        34.1
Selling, general and administrative
   expenses                           (450,622)      (31.8)      (434,921)      (32.9)
                                      --------                   --------
Operating income                        58,674         4.1         16,126         1.2
Interest expense, net                  (26,681)       (1.9)       (20,832)       (1.5)
Service charge income
   and other, net                       42,576         3.0         35,006         2.6
                                      --------                   --------
Earnings before income taxes            74,569         5.2         30,300         2.3
Income tax expense                     (29,100)      (39.0)(2)    (11,873)      (39.2)(2)
                                      --------                   --------
Net earnings                           $45,469         3.2        $18,427         1.4
                                      ========                   ========



Earnings per share
       Basic                       $ 0.33                  $ 0.14
       Diluted                     $ 0.33                  $ 0.14

-----------------------------------------------------------------------
ADDITIONAL DATA
Average number of shares outstanding
       Basic                      136,304                 135,208
       Diluted                    138,103                 135,766
-----------------------------------------------------------------------


                               NORDSTROM, INC.
              CONSOLIDATED STATEMENTS OF EARNINGS - Year-to-Date
              --------------------------------------------------
     (unaudited; amounts in thousands, except per share data and percentages)

                                         Year-to-Date    % of sales   Year-to-Date     % of sales
                                                ended    (except as          ended     (except as
                                              11/1/03     indicated)      10/31/02     indicated)
                                               ------     ---------       --------      ---------
Net sales                                   $4,559,124       100.0       $4,224,490       100.0
Cost of sales and related buying
  & occupancy                               (2,991,967)      (65.6)      (2,799,277)      (66.3)
                                            ----------                   ----------
Gross profit                                 1,567,157        34.4        1,425,213        33.7
Selling, general and administrative
   expenses                                 (1,381,308)      (30.3)      (1,317,920)      (31.1)
                                            ----------                     --------
Operating income                               185,849         4.1          107,293         2.6
Interest expense, net                          (73,043)       (1.6)         (60,486)       (1.4)
Minority interest purchase                           -          -           (53,168)       (1.3)
Service charge income
   and other, net                              114,289         2.5          103,651         2.4
                                               -------                     --------
Earnings before income taxes and
   cumulative effect of accounting change      227,095         5.0           97,290         2.3

Income tax expense                             (88,600)      (39.0)(2)      (53,741)
(55.2)(2)
                                              --------                      --------
Earnings before cumulative effect of
   accounting change                           138,495         3.0           43,549         1.0
Cumulative effect of accounting
   change (net of $8,541 tax)                        -          -           (13,359)       (0.3)
                                              --------                      --------
Net earnings                                  $138,495         3.0          $30,190         0.7
                                              ========                      ========
Earnings per share
       Basic                                     $1.02                        $ 0.22
       Diluted                                   $1.01                        $ 0.22


------------------------------------------------------------------------------
ADDITIONAL DATA
Average number of shares outstanding
       Basic                              135,907                    134,995
       Diluted                            136,659                    135,719
------------------------------------------------------------------------------

Investor Contact:                            Media Contact:
Stephanie Allen, 206-303-3262                Shasha Richardson, 206-373-3038

(1) Prior year-to-date net earnings excluding charges is the sum of net earnings of $30,190, the cumulative effect of accounting change of $13,359 (net of tax), non-recurring minority interest purchase and reintegration costs of $48,184 (net of tax) and the write-down of the investment in a supply chain tool of $9,498 net of tax).

(2) Percent of earnings before income taxes. For quarter-to-date and year-to-date 2002, income tax expense as a percent of earnings before income taxes is higher than Nordstrom's effective tax rate as the Company did not recognize a tax benefit from certain costs related to the minority interest purchase.